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                                                                    EXHIBIT 5.1

                                 June 6, 1997

(213) 229-7000                                                    C 66093-00081

Northrop Grumman Corporation
1840 Century Park East
Los Angeles, California 90067

  Re: Registration Statement on Form S-4

Ladies and Gentlemen:

  We have acted as counsel to Northrop Grumman Corporation, a Delaware corporation ("Northrop"), in connection with the preparation of the Registration Statement (the "Registration Statement") on Form S-4 to be filed with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended, of up to [9,679,381] shares of common stock, par value $1.00 per share, of Northrop (including the associated common stock purchase rights, the "Shares") to be issued to the stockholders of Logicon, Inc., a Delaware corporation ("Logicon"), in connection with the merger of Northrop's wholly owned subsidiary, NG Acquisition, Inc., a Delaware corporation ("Acquisition"), into and with Logicon, all as set forth in the Agreement and Plan of Merger dated as of May 4, 1997 among Northrop, Logicon and Acquisition (the "Merger Agreement").

  We have examined copies of (i) the Registration Statement; (ii) the Certificate of Incorporation and By-laws of Northrop, each as amended to date;
(iii) a certified copy of certain resolutions of the Board of Directors of Northrop relating to the issuance of the Shares pursuant to the terms of the Merger Agreement; and (iv) the Merger Agreement. We have also examined originals or certified, conformed or photostatic copies of such records of Northrop, certificates of officers of Northrop and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of all originals of such copies.

  Based upon the foregoing and in reliance thereon, it is our opinion that the Shares, when issued and delivered to the stockholders of Logicon in accordance with the Merger Agreement, will be legally issued, fully paid and non-assessable.

  Northrop is incorporated under the laws of the State of Delaware. We are not admitted to practice in Delaware. However, we are generally familiar with the Delaware General Corporation Law and have made such review thereof as we consider necessary for the purpose of rendering this opinion. Subject to the foregoing, this opinion is limited to Delaware, California and federal law.

  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to the undersigned under the caption "Legal Matters" in the Registration Statement.

                                          Very truly yours,

                                          GIBSON, DUNN & CRUTCHER LLP